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                                                                    EXHIBIT 99.0

[CMS ENERGY LOGO]                                                  [NEWSRELEASE]


          CMS ENERGY AND PARTNERS SELL AUSTRALIAN POWER PLANT AND MINE

         JACKSON, Mich., April 12, 2004 -- CMS Energy (NYSE: CMS) announced today that it and its partners have closed on the sale of the 2,000-megawatt Loy Yang power plant and adjacent coal mine in Australia for about $3.5 billion Australian (approximately $2.6 billion in U.S. dollars), including $145 million Australian for the project equity.
         CMS Energy owned 49.6 percent of the Loy Yang project. NRG Energy Inc. and Horizon Energy Australia Investments each owned about 25 percent. CMS Energy's share of the proceeds was about $71 million Australian (about $54 million in U.S. dollars), subject to closing adjustments and transaction costs. CMS Energy estimates that it will recognize on a GAAP (Generally Accepted Accounting Principles) basis approximately an $80 million after-tax loss in the first quarter, smaller than previous guidance, primarily related to prior currency translation adjustments. Ongoing earnings (non-GAAP) are not impacted by the sale.
         The power plant and coal mine were sold to the Great Energy Alliance Corporation (GEAC), formed in 2003 by the Australian Gas Light Company (AGL), the Tokyo Electric Power Company, Inc. (TEPCO), and a group of financial investors led by the Commonwealth Bank of Australia.
         The brown coal-fired plant is the largest generator in Victoria, Australia, accounting for about 24 percent of the state's electricity generation.
         CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.


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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590